Exhibit 99.1

Nov. 20, 2008
Letter to the Shareholders of Patriot Scientific Corporation from President/CEO Rick Goerner on Business Update

CARLSBAD, Calif.--(BUSINESS WIRE)-- Patriot Scientific Corporation (OTCBB: PTSC):

To all shareholders and stakeholders of Patriot Scientific Corporation (OTCBB: PTSC), this letter provides an update on significant business activities at the Company. These letters are part of the Company’s commitment to facilitate regular communication to Patriot Scientific’s shareholders to provide additional insight on topical business issues and to provide a uniform status report on the Company. I recognize the frustrations and concerns that the current market conditions, and our depressed share price, create and appreciate the need for frequent dialogue during these times.

In this letter I want to provide 1) a brief update of Patriot’s annual shareholder meeting, 2) the status of Patriot Scientific’s business activities, and 3) comment on some recent issues raised by shareholders.

Firstly, as announced, this past week the Patriot Board of Directors confirmed my position as Patriot’s fulltime President/CEO, a role I am pleased to accept. While we’ve had some small success in my first nine months, I am committed to making Patriot Scientific a long term business success and a premier Company in the technology sector.

Annual Shareholders meeting

As you know, the Company conducted its annual shareholder meeting (SHM) in Carlsbad on October 30, 2008. The presentation material from the meeting has been posted on the Patriot website. I have also committed to a conference call following the release of our Q2 10-Q results in mid-January, more details to follow.

During the formal session of the SHM, votes were tallied on all resolutions placed before the shareholders for approval and, I am pleased to report, all measures carried – renewal of Patriot’s auditors, renewal of all five Board members for a new term and approval to increase the employee option pool and the number of Patriot’s authorized shares.

Following the formal SHM agenda, we conducted a business update during which Mac Leckrone presented an overview of the MMP licensing activities. Dan Leckrone then provided an update on the MMP patent re-examination process and the support of Anti-Patent Reform legislation. I presented a Patriot overview and update followed by Renney Senn, Crossflo’s President, who presented the Crossflo story. The business update was followed by a brief question and answer period and an opportunity to meet and talk informally with the Board and presenters.

Update on Business Activities

The key theme of Patriot’s evolving M&A strategy is to leverage our current capital resources (cash and stock) and the future earnings generated from the company’s MMP™ Portfolio interest into a viable growth-oriented operating company. Even in this difficult market environment, Patriot’s favorable cash position and trading liquidity are attractive to many companies (both public and private) seeking cash to grow. In fact, we have far more opportunities than we can reasonably pursue which allows us to be selective in adding to our portfolio of solutions.

We released historic and pro-forma financials for the Crossflo Systems acquisition on Friday, November 14. Crossflo represents Patriot Scientific’s first full M&A transaction resulting from the company’s new strategic direction. While Crossflo’s prior revenues are minimal at this juncture, Crossflo’s unique data sharing software technology addresses a complex, widespread, and rapidly expanding need in the market to securely share data between multiple users. That said, Crossflo has invoiced initial revenues on several key projects within the government agency, state law enforcement, healthcare (in conjunction with Hewlett-Packard (HP)) and other public sector applications, such as a large statewide court system. It is the potential of these and follow-on opportunities, the strength of the HP partnership, and the initial traction Crossflo has achieved at an early stage of public sector and healthcare data sharing, which provided the basis for our valuation of the Company. Each of these markets represents multi-billion dollar revenue opportunities for database integration software. We expect Crossflo to have a profitable 2009 plan with more specifics released before year-end.

As noted in my last letter, Crossflo’s technology is highlighted with Hewlett-Packard’s Integrity Non-Stop server technology on HP’s healthcare solutions website. Crossflo is actively involved in several pilot healthcare projects that could grow into multi-million dollar initiatives connecting hospitals, physicians groups, and other medical service providers. With HP as a partner we are confident that we can increase Crossflo’s market presence and accelerate revenues in the healthcare sector. In the next month Crossflo will present to numerous hospitals via webcast to lay out the compelling Crossflo solution.

We are making good progress with our previously announced plan to acquire the assets of Iameter which will expand Crossflo’s healthcare product offering to include Iameter’s “quality of care” data analysis software for healthcare applications. We expect to merge Iameter’s resources with Crossflo before calendar year-end.

With Crossflo’s data sharing tools as the core, we are continuing to evaluate other opportunities to acquire complementary software products with specific emphasis on healthcare and government/law enforcement applications. We have analyzed several potential text search/analytical tools, but not yet found an acceptable opportunity. We have also “stepped up” discussions on possible strategic relationships with partners to help develop revenue opportunities.

Patriot has not announced a new MMP Portfolio licensee since my last update. As reported at the SHM, TPL/Alliacense are actively pursuing new MMP licensees and are aggressively opposing the current Patent Reform legislation. Visit the TPL website for how you can assist in the effort by writing your Congressman.

Comments on other shareholder inquiries

1) What are we doing about Patriot’s share price?

2) What is the outlook for Crossflo and Iameter revenues and profitability?

3) What’s the latest update on Patriot’s Auction Rate Securities (ARS)?

1) What are we doing about Patriot’s share price?

As a shareholder myself, I understand the frustration that our depressed share price has created. While we cannot affect the share price directly and are always subject to the impact of overall market conditions, we consistently pursue all available and permitted means to support the stock in these troubled times. Toward that end, Patriot has maintained an aggressive posture with respect to those actions under its control, namely,
a)	Continue the buy-back of PTSC shares at attractive levels - Patriot has been an active buyer of its shares, but only within the volume and trading guidelines set by the SEC.
b)
Increase investor community awareness of Patriot’s financials and business prospects - I am meeting weekly with potential new investors and have participated in two financial conferences in Florida and New York City. I also had the opportunity last week to present the Patriot story to many interested investors in New York at the Paulson Westergaard conference.

c)
Work to accelerate Crossflo revenues - Now that we have closed the acquisition of Crossflo, we have begun instituting means to accelerate their market penetration and revenue growth. We believe that Crossflo is well positioned to capitalize on the now-emerging data sharing marketplace and support Patriot’s objective of augmenting Crossflo with complementary data sharing technologies.

2) What is the outlook for Crossflo and Iameter revenues and profitability?

We have begun a 2009 planning process with Crossflo (and Iameter) to assess larger opportunities and resources required to support them. We have a planning meeting with Crossflo’s sales personnel this week to review key opportunities and the resources required to capitalize on them.
a.	We expect to release a 2009 revenue plan by calendar year-end
b.	We project Crossflo/Iameter profitability by fiscal year 2009 Q4 (May 2009)

3) What’s the latest update on Patriot’s Auction Rate Securities (ARS)

As shown in our most recent quarterly report, which we filed on October 10th, the Auction Rate Securities (ARS) held by us, although illiquid, retain approximately 95% of their face value as determined by a third party valuation firm. The 5% write down to date represents a temporary valuation adjustment reflective of their illiquid status. The relatively high carrying value is attributable to the strength of the underlying principal as a result of US government agency guarantees. The ARS, which continue to earn and pay interest, serve as collateral for a line of credit secured by us earlier in the year whereby we are able to borrow against 50% of their value when necessary. Also, we recently filed a formal claim against the institution through whom we purchased the ARS, seeking redemption of the instruments at full value and payment for specified damages. We believe we have strong arguments and intend to aggressively pursue this matter.

As always, it is my objective to continually improve the quality, uniformity and responsiveness of our communications to shareholders and the marketplace, and I will continue to look forward to your comments and inquiries. Rest assured that I receive regular briefings on the topics in which you have expressed interest through our investor relations executive, Angela Hartley.

I trust this letter has provided you with additional information regarding the status of key business initiatives at Patriot Scientific and the progress we are making toward building a “new Patriot” with solid future growth and profitability.

Sincerely,

/s/ Rick Goerner
President/CEO
Patriot Scientific Corporation

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with the effect of changing economic conditions, trends in the products markets, variations in the Company's cash flow, market acceptance risks, patent litigation, technical development risks, seasonality and other risk factors detailed in the Company's Securities and Exchange Commission filings.

Moore Microprocessor Patent (MMP) and Alliacense are trademarks of Technology Properties Limited (TPL). PTSC is a trademark of Patriot Scientific Corporation. All other trademarks belong to their respective owners.

Contacts
Patriot Scientific Corporation
Angela Hartley, 760/547-2700 ext. 102
Source: Patriot Scientific Corporation